SUBADVISORY AGREEMENT


THIS AGREEMENT is made by and among AETNA LIFE INSURANCE AND ANNUITY COMPANY, a Connecticut corporation (the "Adviser"), AETNA SERIES FUND, INC., a Maryland Corporation, (the "Fund"), on behalf of its AETNA ASCENT series (the "Series") and AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut corporation (the "Subadviser") as of the date set forth below.

                               W I T N E S S E T H

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the "Commission") as an open-end, diversified, management investment company consisting of multiple investment portfolios, under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, pursuant to authority granted by the Fund's Articles of Incorporation, the Fund has established the Series as a separate investment portfolio; and

WHEREAS, both the Adviser and the Subadviser are registered with the Commission as investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and both are in the business of acting as investment advisers; and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Fund, on behalf of the Series, (the "Investment Advisory Agreement") which appoints the Adviser as the investment adviser for the Series; and

WHEREAS, Article IV of the Investment Advisory Agreement authorizes the Adviser to delegate all or a portion of its obligations under the Investment Advisory Agreement to a subadviser;

NOW THEREFORE, the parties agree as follows:


I.       APPOINTMENT AND OBLIGATIONS OF THE ADVISER

Subject to the terms and conditions of this Agreement, the Adviser and the Fund, on behalf of the Series, hereby appoint the Subadviser to manage the assets of the Series as set forth below in Section II, under the supervision of the Adviser and subject to the approval and direction of the Fund's Board of Directors (the "Board"). The Subadviser hereby accepts such appointment and agrees that it shall, for all purposes herein, undertake such obligations as an independent contractor and not as an agent of the Adviser. The Subadviser agrees, that except as required to carry out its duties under this Agreement or otherwise expressly authorized, it has no authority to act for or represent the Series in any way.

II.      DUTIES OF THE SUBADVISER AND THE ADVISER

         A.       Duties of the Subadviser

         The Subadviser shall regularly provide investment advice with respect to the assets held by the Series and shall continuously supervise the investment and reinvestment of cash, securities and instruments or other property comprising the assets of the Series. In carrying out these duties, the Subadviser shall:

                  1. select the securities to be purchased, sold or exchanged by the Series or otherwise represented in the Series' investment portfolio, place trades for all such securities and regularly report thereon to the Adviser and, at the request of the Adviser, to the Board;

                  2. formulate and implement continuing programs for the purchase and sale of securities and regularly report thereon to the Adviser and, at the request of the Adviser or the Series, to the Board;

                  3. obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally, the Series, securities held by or under consideration for the Series, or the issuers of those securities;

                  4. provide economic research and securities analyses as requested by the Adviser from time to time, or as the Adviser considers necessary or advisable in connection with the Subadviser's performance of its duties hereunder; and

                  5. give instructions to the custodian and/or sub-custodian of the Series appointed by the Board, concerning deliveries of securities, transfers of currencies and payments of cash for the Series, as required to carry out the investment activities of the Series as contemplated by this Agreement; and

                  6. provide such financial support, administrative and other services, such as preparation of financial data, determination of the Series' net asset value, preparation of financial and performance reports, as the Adviser from time to time, deems necessary and appropriate and which the Subadviser is willing and able to provide.

         B.       Duties of the Adviser

         The Adviser shall retain responsibility for oversight of all activities of the Subadviser and for monitoring its activities on behalf of the Series. In carrying out its obligations under this Agreement and the Investment Advisory Agreement, the Adviser shall:

                  1. monitor the investment program maintained by the Subadviser for the Series and the Subadviser's compliance program to ensure that the Series' assets are invested in compliance with the Subadvisory Agreement and the Series' investment objectives and policies as adopted by the Board and described in the most current effective amendment of the registration statement for the Series, as filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act ("Registration Statement");

                  2. review all data and financial reports prepared by the Subadviser to assure that they are in compliance with applicable requirements and meet the provisions of applicable laws and regulations;

                  3. file all periodic reports required to be filed by the Series with the applicable regulatory authorities;

                  4. review and deliver to the Board all financial, performance and other reports prepared by the Subadviser under the provisions of this Agreement or as requested by the Adviser;

                  5. establish and maintain regular communications with the Subadviser to share information it obtains concerning the effect of developments and data on the investment program maintained by the Subadviser;

                  6. maintain contact with and enter into arrangements with the custodian, transfer agent, auditors, outside counsel, and other third parties providing services to the Series;

                  7. oversee all matters relating to (i) the offer and sale of shares of the Series, including promotions, marketing materials, preparation of prospectuses, filings with the Commission and state securities regulators, and negotiations with broker-dealers;
                           (ii) shareholder services, including, confirmations, correspondence and reporting to shareholders; (iii) all corporate matters on behalf of the Series, including monitoring the corporate records of the Series, maintaining contact with the Board, preparing for, organizing and attending meetings of the Board and the Series' shareholders; (iv) preparation of proxies when required; and (v) any other matters not expressly delegated to the Subadviser by this Agreement.


III.     REPRESENTATIONS AND WARRANTIES

         A.       Representations and Warranties of the Subadviser

         The Subadviser hereby represents and warrants to the Adviser as follows:

                  1. Due Incorporation and Organization. The Subadviser is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                  2. Registration. The Subadviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under all of the laws of all jurisdictions in which its activities require it to be so registered or licensed. The Subadviser shall maintain such registration or license in effect at all times during the term of this Agreement.

                  3. Regulatory Orders. The Subadviser is not subject to any stop orders, injunctions or other orders of any regulatory authority affecting its ability to carry out the terms of this Agreement. The Subadviser will notify the Adviser and the Series immediately if any such order is issued or if any proceeding is commenced that could result in such an order.

                  4. Compliance. The Subadviser has in place compliance systems and procedures designed to meet the requirements of the Advisers Act and the 1940 Act and it shall at all times assure that its activities in connection with managing the Series follow these procedures.

                  5. Authority. The Subadviser is authorized to enter into this Agreement and carry out the terms hereunder.

                  6. Best Efforts. The Subadviser at all times shall provide its best judgment and effort to the Series in carrying out its obligations hereunder.

         B.       Representations and Warranties of the Adviser

         The Adviser hereby represents and warrants to the Subadviser as follows:

                  1. Due Incorporation and Organization. The Adviser is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                  2. Registration. The Adviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under all of the laws of all jurisdictions in which its activities require it to be so registered or licensed. The Adviser shall maintain such registration or license in effect at all times during the term of this Agreement.

                  3. Regulatory Orders. The Adviser is not subject to any stop orders, injunctions or other orders of any regulatory authority affecting its ability to carry out the terms of this Agreement. The Adviser will notify the Subadviser and the Series immediately if any such order is issued or if any proceeding is commenced that could result in such an order.

                  4. Authority. The Adviser is authorized to enter into this Agreement and carry out the terms hereunder.

                  5. Best Efforts. The Adviser at all times shall provide its best judgment and effort to the Series in carrying out its obligations hereunder.

         C.       Representations and Warranties of the Series and the Fund

         The Fund, on behalf of the Series, hereby represents and warrants to the Adviser as follows:

                  1. Due Incorporation and Organization. The Fund has been duly incorporated as a Corporation under the laws of the State of Maryland and it is authorized to enter into this Agreement and carry out its obligations hereunder.

                  2. Registration. The Fund is registered as an investment company with the Commission under the 1940 Act and shares of the Series are registered or qualified for offer and sale to the public under the 1933 Act and all applicable state securities laws. Such registrations or qualifications, will be kept in effect during the term of this Agreement.


IV.      BROKER-DEALER RELATIONSHIPS

         A.       Portfolio Trades

         The Subadviser shall place all orders for the purchase and sale of portfolio securities for the Series with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Series giving consideration to the services and research provided and at commission rates that are reasonable in relation to the benefits received.

         B.       Selection of Broker-dealers

         In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Series and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser may also select brokers or dealers to effect transactions for the Series who provide payment for expenses of the Series. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services or expenses, a commission for executing a portfolio transaction for the Series that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer and is paid in compliance with
         Section 28(e) or other rules and regulations of the Commission. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Series to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.

V.       CONTROL BY THE BOARD OF TRUSTEES

Any investment program undertaken by the Subadviser pursuant to this Agreement, as well as any other activities undertaken by the Subadviser at the direction of the Adviser on behalf of the Series, shall at all times be subject to any directives of the Board.


VI.      COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Subadviser shall at all times conform to:

         1. all applicable provisions of the 1940 Act, the Advisers Act and any rules and regulations adopted thereunder;

         2. all policies and procedures of the Series as adopted by the Board and as described in the Registration Statement;

         3. the provisions of the Articles of Incorporation of the Fund, as amended from time to time;

         4. the provisions of the Bylaws of the Fund, as amended from time to time; and

         5.       any other applicable provisions of state or federal law.


VII.     COMPENSATION

         A.       Payment Schedule

         The Adviser shall pay the Subadviser, as compensation for services rendered hereunder, from its own assets, an annual fee, payable monthly, based on the average daily net assets in the Series as follows:

                    Rate                                        Assets
                    0.50%                           on the first $500 million
                    0.47%                           on the next $500 million
                    0.44%                           on next $1 billion
                    0.41%                           over $2 billion

         Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual Subadvisory fee applied to the daily net assets of the Series. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above.

         B.       Reduction

         Payment of the Subadviser's compensation for the preceding month shall be made as promptly as possible, except as provided below. The Subadviser acknowledges that, pursuant to the Investment Advisory Agreement, the Adviser has agreed to reduce its fee or reimburse the Series if the expenses borne by the Series exceed the expense limitations applicable to the Series imposed by the securities laws or regulations of any jurisdiction in which the Series shares are qualified for sale. Accordingly, the Subadviser agrees that, if, for any fiscal year, the total of all ordinary business expenses of the Series, including all investment advisory fees but excluding brokerage commissions, distribution fees, taxes, interest, extraordinary expenses and certain other excludable expenses, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Series are offered for sale (unless a waiver is obtained), the Subadviser shall reduce its advisory fee to the extent necessary to meet such expense limit, but will not be required to reimburse the Series for any ordinary business expenses which exceed the amount of its advisory fee for the fiscal year. The Subadviser shall contribute to the amount of such reduction by reimbursing the Adviser in proportion to the amounts which the Adviser and Subadviser would have been entitled to receive for such year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which elapsed prior to the effective date of this Agreement, but shall include the portion of the then current fiscal year has elapsed at the date of termination of this Agreement.


VIII.    ALLOCATION OF EXPENSES

The Subadviser shall pay the salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Series hereunder, including, but not limited to, office space, office equipment, telephone and postage costs. In the event the Subadviser incurs any expense that is the obligation of the Adviser as set out in this Agreement, the Adviser shall reimburse the Subadviser for such expense on presentation of a statement indicating the expenses incurred and the amount paid by the Subadviser.


IX.      NONEXCLUSIVITY

The services of the Subadviser with respect to the Series are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Subadviser may serve as officers or directors of the Adviser or officers or directors of the Fund; that officers or directors of the Adviser or officers or directors of the Fund may serve as officers or directors of the Subadviser to the extent permitted by law; and that the officers and directors of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

X.       TERM

This Agreement shall become effective at the close of business on July 31, 1996, and shall remain in force and effect through December 31, 1997, unless earlier terminated under the provisions of Article XI. Following the expiration of its initial term, the Agreement shall continue in force and effect for one year periods, provided such continuance is specifically approved at least annually:

                  1. (a) by the Board or (b) by the vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

                  2. by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Fund), by votes cast in person at a meeting specifically called for such purpose.


XI.      TERMINATION

This Agreement may be terminated:

                  1. at any time, without the payment of any penalty, by vote of the Board or by vote of a majority of the outstanding voting securities of the Series; or

                  2. by the Adviser, the Fund, on behalf of the Series, or the Subadviser on sixty (60) days' written notice to the other party, unless written notice is waived by the party required to be notified; or

                  3. automatically in the event there is an "assignment" of this Agreement, as defined in Section 2 (a) (4) of the 1940 Act.


XII.     LIABILITY

The Subadviser shall be liable to the Series and the Adviser and shall indemnify the Series and the Adviser for any losses incurred by the Series, or the Adviser whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on the part of the Subadviser or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by the Subadviser of its duties under this Agreement, in connection with the services rendered by the Subadviser hereunder.


XIII.    NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered, mailed postage paid, or sent by other delivery service, or by facsimile transmission to each party at such address as each party may designate for the receipt of notice. Until further notice, such address shall be:

         If to the Fund, on Behalf of the Series or the Adviser:

         151 Farmington Avenue, RE4C
         Hartford, Connecticut 06156
         Fax number: 860/273-8340
         Attn: Secretary

         If to the Subadviser:

         242 Trumbull Street
         Hartford, Connecticut 06103-1205
         Fax number: 860/275-4440
         Attention:  President


XIV.     QUESTIONS OF INTERPRETATION

This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


XV.      SERVICE MARK

The service mark of the Fund and the Series and the name "Aetna" have been adopted by the Fund with the permission of Aetna Life and Casualty Company and their continued use is subject to the right of Aetna Life and Casualty Company to withdraw this permission in the event the Subadviser or another subsidiary or affiliated corporation of Aetna Life and Casualty Company should not be the investment adviser of the Series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the 1st day of August, 1996.


                                              Aetna Life Insurance and
                                              Annuity Company

                                              By:  /s/Shaun P. Mathews
                                                   --------------------------
Attest:  /s/DeAnn S. Anastasio                Name: Shaun P. Mathews
         --------------------------------           -------------------------
        DeAnn S. Anastasio                    Title: Vice President
        Assistant Corporate Secretary                ------------------------


                                              Aeltus Investment Management, Inc.



                                              By:  /s/John Y. Kim
                                                   --------------------------
Attest:  /s/Melinda L. Dziavit                Name: John Y. Kim
         --------------------------------           -------------------------
        Melinda L. Dziavit                    Title: President
        Assistant Secretary                          ------------------------


                                              Aetna Series Fund, Inc.
                                              on behalf of its
                                              Aetna Ascent series


                                              By:  /s/Shaun P. Mathews
                                                   --------------------------
Attest:  /s/Susan E. Bryant                   Name: Shaun P. Mathews
         --------------------------------           -------------------------
        Susan E. Bryant                       Title: President
        Secretary                                    ------------------------

                         Subadvisory Agreement Exhibit
                              Subadvisory Agreement
                       Schedule Pursuant to Rule 483(d)(e)


Subadvisory Agreements have been entered into by Aetna Series Fund, Inc. on behalf of the following funds in the same form and type as the exhibit included herewith.

Date           Fund                                                 Difference
----           ----                                                 ----------

8/1/96         Aetna Legacy                                          None




8/1/96         Aetna Crossroads                                      None